Exhibit 99.1

Teladoc appoints former Pfizer vice chairman and CFO David Shedlarz to

Board of Directors

LEWISVILLE, Texas (September 22, 2016)  –  Teladoc, Inc. (NYSE: TDOC), the nation’s leading provider of telehealth services, today announced that David Shedlarz, former vice chairman, executive vice president and chief financial officer of Pfizer Inc., has been appointed to its board of directors. This appointment comes on the heels of last quarter's board addition, Helen Darling, with both appointments responding to the need to support the rapidly expanding foothold Teladoc has secured in the evolving telemedicine industry. Mr. Shedlarz will serve on Teladoc’s Audit and Compensation Committees.

“We are thrilled to have a leader of David’s caliber join the board as we navigate Teladoc’s next phase of growth,” said Jason Gorevic, Teladoc chief executive officer. “His distinguished reputation and proven track record of success and integrity in the pharmaceutical industry will be tremendously valuable to Teladoc’s leadership team, and partners, as we continue to expand our participation and scope in the health systems and provider market.”

During his 31-year tenure at Pfizer, Mr. Shedlarz played a key role in shaping the strategic direction that drove the company's impressive growth and helped establish it as an industry leader and innovator. As a member of the executive leadership team, he held various positions including chief financial officer, and worldwide responsibility for the company’s former Medical Technology Group. He was named executive vice president in 1999 and then became vice chairman of Pfizer in 2005, serving until his retirement in 2007.

“Teladoc’s strategic innovation and demonstrated leadership has been a driving force of sustained change in the overall health care landscape,” said David Shedlarz. “Joining Teladoc's board at this exciting juncture affords me the meaningful opportunity to contribute to an industry I’ve served for more than three decades.”

In addition to sitting on the Teladoc board, Mr. Shedlarz will continue to sit on the boards of The Hershey Company, Pitney Bowes Inc. and the Teacher Insurance and Annuity Association.  He

earned his M.B.A. in Finance and Accounting from New York University, Leonard N. Stern School of Business in 1975 and a B.S. in Economics and Mathematics from Oakland/Michigan State University in 1970.

About Teladoc

Teladoc, Inc. (NYSE:TDOC) is the nation’s leading provider of telehealth services and a pioneering force in bringing the virtual care visit into the mainstream of today’s health care ecosystem. Serving some 6,000 clients — including health plans, health systems, employers and other organizations — more than 15 million members can use phone, mobile devices and secure online video to connect within minutes to Teladoc’s network of more than 3,100 board-certified, state-licensed physicians and behavioral health specialists, 24/7. With national coverage, a robust, scalable platform and a Lewisville, TX-based member services center staffed by 400 employees, Teladoc offers the industry’s most comprehensive and complete telehealth solution including primary care, behavioral health care, dermatology, tobacco cessation and more. For additional information, please visit www.teladoc.com.

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Investor Contact:

Bob East

(443) 213-0500

teladoc@westwicke.com

Media Contact:

Patty Sullivan

469.294.5096

pr@teladoc.com